Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VoIP, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (filed on or about May 11, 2007) of our report dated July 25, 2005 on our audit of the consolidated financial statements of Caerus, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and for the period May 15, 2002 (date of inception) through December 31, 2003, which appear in VoIP, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Moore Stephens Lovelace, P.A.
Orlando, Florida May 11, 2007